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                                EXHIBIT NO. 23.2
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                                                                Exhibit 23.2
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                             ACCOUNTANT'S CONSENT


The Board of Directors
Trans World Airlines, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Trans World Airlines, Inc. of our report dated March 20, 1995, relating to the consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations and cash flows and the related schedule for each of the periods in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Trans World Airlines, Inc.

Our report referred to above contains and explanatory paragraph that states that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, our report refers to the application of fresh start reporting in conneciton with the Company's emergence from bankruptcy on November 3, 1993.

/s/ KPMG Peat Marwick LLP
Kansas City, Missouri
March 7, 1996